                                                                EXHIBIT 3.3

                                    RESTATED
                           ARTICLES OF INCORPORATION


Henry C. Schwarz and Michael R. Douglas certify that:

1. They are the president and the secretary, respectively, of TRIMONT LAND COMPANY, a California corporation.

2. The articles of incorporation of this corporation are amended and restated to read as follows:

                                   ARTICLE I

             The name of this corporation is TRIMONT LAND COMPANY.

                                 ARTICLE II

               The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                  ARTICLE III

               This corporation is authorized to issue only one class of shares of stock, of the total number of 10,000 shares, of the aggregate par value of $1,000,000 and of the par value of $100 per share.


                                   ARTICLE IV

               Section 1. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                     1.

               Section 2. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
          Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.


     3. The foregoing amendment and restatement of articles of incorporation has been duly approved by the board of directors.

     4. The foregoing amendment and restatement of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 250. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: December 17, 1991


                                   /s/ Henry C. Schwarz
                                   ----------------------------------
                                   Henry C. Schwarz, President

                                   /s/ Michael R. Douglas, Secretary
                                   -----------------------------------
                                   Michael R. Douglas, Secretary





                                      2.